EXHIBIT 99.6

CONFIDENTAL

Trinity Industries, Inc.
Analyst Conference Call
March 3, 2005
Comments by Steve Menzies

Thank you Bill. Good morning. Demand for railcars in North America remained strong in the 4th quarter. Continuing the solid recovery that began earlier in 2004, more than 12,000 railcars were ordered industry-wide during the fourth quarter, bringing total orders for 2004 to approximately 72,000. This is the largest level of annual industry railcar orders since 1998.

During the 4th quarter, Trinity received more than 4,600 railcar orders or approximately 37% of all North American industry orders. Based upon current order inquiries, 1st quarter 2005 order activity and the tight supply of available railcars, we believe 2005 railcar orders will support our production plans into 2006. In addition to the volume of new railcar orders, the diversity among car types and customers indicates a broad-based, railcar market recovery. Our fourth quarter orders included a variety of cars including

•	covered hoppers used for grains, feed, cement, milled products and plastic resins;

•	railcars for scrap metal and finished steel coils,

•	autoracks, coal cars and

•	tank cars

All of the orders Trinity received during the quarter were for car types currently in production. This is consistent with our strategy of pursuing new business that can be tacked on to current production runs, thus avoiding costly changeovers.

The industry-wide backlog at the end of the year was approximately 59,000 railcars. Backlog has remained basically stable during the past two quarters reflecting continued solid order levels, increased industry production and improvement in the supply industry’s ability to meet this increased demand. Trinity’s railcar production backlog of 19,400 railcars is approximately 33% of the industry’s total backlog and is basically the same as our backlog at the end of the 3rd quarter of 2004.

Trinity Industries Leasing Company continued to grow its railcar fleet, taking delivery of approximately 750 new railcars during the 4th quarter. This represents about 15% of Trinity’s North American 4th quarter shipments. For the year 2004, we added 2,600 new railcars to the lease fleet, approximately 17.0% of Trinity’s North American shipments. Our operating lease fleet has grown to more than 20,000 railcars from 17,700 railcars a year ago. Our committed lease backlog at the end of 2004 was approximately 3,100 railcars or 16% of Trinity’s North American production backlog reflecting the positive response we are receiving from industrial shippers and railroads for our leasing services. We believe our leasing business is well positioned to respond to a growing trend: that of replacing older railcars with larger, more efficient railcars. Our fleet utilization increased to 99.0% at the end of 2004 compared to 98.1% at the end of 2003 reflecting the strong overall demand for railcars. Our average remaining lease term is almost six years. Consistent with industry-wide high utilization of railcar fleets and the strong level of new car building, average new car lease rates and renewal lease rates continue to rise.

I’ll now turn it over to Jim Ivy.